UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 11, 2011

SINCLAIR BROADCAST GROUP, INC.

(Exact name of registrant)

Maryland	000-26076	52-1494660
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

10706 Beaver Dam Road

Hunt Valley, MD 21030

(Address of principal executive offices and zip code)

(410) 568-1500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SINCLAIR BROADCAST GROUP, INC.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Sinclair Broadcast Group, Inc. (the “Company”) approved amendments to the employment agreements for three of its executive officers, David B. Amy, its Executive Vice President and Chief Financial Officer, Steven M. Marks, its Vice President and Chief Operating Officer, and Barry M. Faber, its Executive Vice President, General Counsel.  Each employment agreement is effective as of November 11, 2011 and replaces the prior employment agreement of each executive officer.  Each employment agreement is effective until employment is terminated.  With the exception of the Special Longevity Bonus, as defined in the agreements, granted to the executive officers (as discussed below), the new employment agreements are substantially the same as the existing employment agreements.  The Special Longevity Bonus is a single lump sum payment due to the executive officer at the earlier of the longevity effective date, which is September 25, 2014 for Mr. Amy, November 19, 2018 for Mr. Marks, and September 3, 2016 for Mr. Faber, the “change in control” date, or termination of employment as a result of death, disability, by the Company without “cause” or by the employee with “good reason.”    The Special Longevity Bonus due to Mr. Amy, Mr. Marks, and Mr. Faber is $3,000,000, $2,750,000, and $2,500,000, respectively.  The annual salaries of the executive officers are determined by the Committee and such salaries may include the right to earn bonuses subject to the discretion of the Committee. Each employment agreement also provides for participation in any benefits generally available to senior executives and employees of the Company including vacation, health insurance and other benefits.

Each employment agreement contains severance provisions that call for certain payments to the executive officer (or their beneficiary in the event of death) in the event that they are terminated without “cause,” they resign for “good reason,” or upon death or disability of the executive officer.

Each employment agreement contains non-competition and non-solicitation provisions applicable during the term and for a period of 18 months after the termination of employment by the executive officer without “good reason” or by the Company for “cause.”

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SINCLAIR BROADCAST GROUP, INC.

By:	/s/ David R. Bochenek
Name:	David R. Bochenek
Title:	Vice President / Chief Accounting Officer

Dated: November 15, 2011